EXHIBIT B-3

               SOUTHERN MISSOURI GAS COMPANY, L.C.

   CONSTRUCTION, OPERATION AND MAINTENANCE MANAGEMENT AGREEMENT


     This Agreement is entered into effective October 13, 1995

between TARTAN ENERGY COMPANY OF MISSOURI, L.C. d/b/a SOUTHERN

MISSOURI GAS COMPANY, L.C. ("SMGC"), a Missouri Limited Liability

Company, and TARTAN MANAGEMENT COMPANY OF MISSOURI, L.C. ("TMC"),

a Missouri Limited Liability Company.


                       W I T N E S S E T H:

     WHEREAS, SMGC has received authorization from the Missouri

Public Service Commission ("MPSC") to construct, own and operate a natural gas distribution system in south central Missouri; and

     WHEREAS, SMGC desires to have TMC manage the construction,

operation and maintenance of such distribution system, as well as manage SMGC and TMC desires to provide such services; and

     WHEREAS, SMGC and TMC desire to enter into this Agreement to set forth the terms and conditions upon which TMC will provide such services for SMGC;

     THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, SMGC and TMC agree as follows:

                            ARTICLE I

                           DEFINITIONS

      1.1 "Adjusted Operating Budget" has the meaning set forth

in Section 3.3 of this Agreement.

      1.2 "Affiliate" of a Person shall mean any other Person

which, directly or indirectly through one or more intermediaries,

controls or is controlled by or is under common control with such

Person.  The term "control" shall mean, with respect to a Person that is a corporation, the right to exercise, directly or

indirectly, more than 50% of the voting rights with respect to the outstanding shares of such corporation, and with respect to a

Person that is not a corporation, the right to direct management policies of such Person.

      1.3 "Agreement" shall mean this Construction, Operation and

Maintenance Management Agreement.

      1.4 "Day" means a period of twenty-four (24) consecutive

hours, beginning at 8:00 a.m. Central Time.

      1.5 "Expansion Budget" has the meaning set forth in Section

3.5 of this Agreement.

      1.6 "Operating Account" has the meaning set forth in

Section 4.1 of this Agreement.

      1.7 "Operating Budget" has the meaning set forth in Section

3.1 of this Agreement.

      1.8 "Manager" means Tartan Management Company of Missouri,

L.C., or its permitted successors or assigns, or any other entity that may be appointed Manager in accordance with the terms of this Agreement.

      1.9 "Manager Personnel" has the meaning set forth in

Section 6.4 of this Agreement.

     1.10 "Parties" means Manager and SMGC.

     1.11 "Partnership Agreement" means that certain Agreement of

Limited Partnership of Southern Missouri Gas Company, L.P. to be

entered into in accordance with the provisions of the Formation

Agreement for Southern Missouri Gas Company, dated October ___,

1995 by and among MCN Corporation, Tartan Energy Company of

Missouri, L.C., Torch Energy Marketing, Inc., et al.

     1.12 "Person" means an individual, corporation, voluntary

association, joint stock company, business trust, partnership,

limited liability company, proprietorship or other legal entity

(excluding any governmental body) however constituted.

     1.13 "SMGC" means Tartan Energy Company of Missouri, L.C.

d/b/a Southern Missouri Gas Company, L.C. or its permitted

successors or assigns.

     1.14 "System" means that certain natural gas distribution

system as described on Exhibit "A" attached to this Agreement, as such system may hereafter be modified or extended.

                            ARTICLE II

            APPOINTMENT, RESPONSIBILITY AND AUTHORITY

      2.1 Appointment of Manager.  SMGC hereby appoints TMC, and

TMC hereby accepts such appointment, as Manager of SMGC and the

System.

      2.2 Responsibility and Authority of Manager.  Subject to

the terms of this Agreement and to the limitations set forth in the Partnership Agreement, and subject to the budgetary approvals required under Article III, Manager shall cause to be performed on behalf of SMGC, and SMGC hereby vests in Manager the power and authority to do, the following:

      (a) Supervise the performance of all activities necessary for the planning, design, construction, testing, administration, accounting, operation, maintenance, repair, expansion and abandonment of the System and of SMGC;

      (b) Subject to Section 3.5 below, seek additional franchises from communities, for which SMGC does not presently have a franchise, in the area of the System and provide economic feasibility studies for SMGC with respect to serving such communities and, if required, provide such studies to the Missouri Public Service Commission;

      (c) Cause to be obtained all property, labor, material, equipment, services and supplies from any available source required by Manager to perform its responsibility hereunder;

      (d) Perform all administrative, accounting and related reporting duties of SMGC to its owners and to its regulators, and other governmental entities having jurisdiction or authority over SMGC;

      (e) Implement and administer all contracts pertaining to and necessary for the construction, operation, maintenance and repair of the System, including, without limitation, the billing and collection of amounts due and payable;

      (f) In accordance with policies established by SMGC, execute contracts for the purchase of natural gas supply, acquisition of firm and/or interruptible transportation on supplying pipelines and for peak demand supply needs of the System as may be required;

      (g) Make all reports required by governmental authorities and obtain all necessary licenses and permits applicable to the construction, operation, maintenance and repair of all parts of the System;

      (h) Obtain and maintain in force and effect, and require all contractors and their subcontractors performing services or providing equipment to maintain in force and effect, insurance for the benefit of Manager and SMGC in accordance with Article VI below or as otherwise required by law;

      (i) Maintain accurately the book of accounts for the System and SMGC in accordance with generally accepted accounting principles and the requirements of the Missouri Public Service Commission;

      (j) Prepare such forecasts, budgets, returns, statements, reports and other filings as are required by this Agreement or as SMGC may reasonably request;

      (k) Retain all records relating to the System for such period as required by law or for such longer period as directed by the SMGC, but in no event for less than three (3) years;

      (l) Pay and discharge in a timely manner all obligations under this Agreement incurred on behalf of SMGC by the Manager to third parties which Manager does not contest and contest such obligations as Manager considers to warrant being contested;

      (m) Acquire any leases, easements, rights-of-way, servitudes and grants as are necessary for the construction, operation, maintenance, and/or repair of the System, and resist the perfection of any liens against the System and to the extent permitted by law, except as otherwise authorized by SMGC, hold the System free from liens;

      (n) Render and pay all local, state and federal taxes
          (other than income and corporate franchise taxes) applicable to or incurred as a result of the ownership and operation of the System;

      (o) Represent the System and SMGC in all matters before the Missouri Public Service Commission (including, without limitation, all utility rate matters). Maintain contacts with federal, state, and local governmental authorities on matters relating to the System;

      (p) Make all operational decisions with respect to the System, consistent with i) such policies as SMGC may implement in consultation with Manager, and ii) the requirements of the Missouri Public Service Commission;

      (q) Cause to be performed such other services and take such other actions as are necessary to fulfill Manager's duties and obligations under this Agreement with respect to the System and SMGC or as are reasonably requested by SMGC.

In no event, however, shall Manager take any action with respect to the System or SMGC which would require the approval of the limited partners under Section 3.2 of the Partnership Agreement

(including any action prior to the execution of the Partnership

Agreement which would require such approval if the Partnership

Agreement were executed), without first obtaining the approval of the requisite percentage of the Limited Partners' interests as required under the Partnership Agreement.  In addition, Manager shall not take any of the following actions without first

obtaining the written agreement of SMGC: 1) enter into any gas purchase contract, 2) enter into any firm gas transportation contract, 3) enter into any negotiated third party gas sales contract in an amount in excess of $10,000 and, (4) enter into any contract (other than a gas sales contract or a contract

pertaining to an expansion which has been approved under Section

3.5) with a third party in an amount in excess of $100,000 per year.

      2.3 Reports.  The Manager shall provide five (5) types of

reports, and such other reports as SMGC and Manager may agree upon.  All reports shall be provided by Manager to all owners of

SMGC.  These five (5) types of reports are operating reports,

construction reports, system development reports, additional reports and reports of non-routine occurrences.  These reports are defined as follows:

          (a)  Operating Reports.  Within forty-five (45) Days

     following the last Day of each month, and within fifty-five

     (55) Days after the end of each calendar year, Manager shall submit to the owners of SMGC a detailed report of operations and maintenance of the System during such month and year,

     respectively.  Such reports shall include for the applicable reporting period:

            (i)     income statement;

           (ii)     balance sheet;

          (iii) the information required by Section 4.6 of this Agreement;

           (iv) information required to be reported to the owners of SMGC under this Agreement; and

            (v)     such additional information as SMGC may
                    reasonably request concerning the operation and maintenance of the System during the reporting period.

           (b)  Construction Reports.  Within thirty (30) Days

     following the last Day of each month, and within sixty (60)

     Days after the end of each calendar year, Manager shall

     submit to the owners of SMGC a detailed report of

     significant construction activities on the System during

     such month and year, respectively, that are not covered in the operating reports discussed in (a) above.  Such reports shall include for each applicable construction project:

            (i)     Total amount to be spent on the project;

           (ii) The amount spent through the last Day of such period and the amount of work completed through such date;

          (iii) The amount of any revision of the project cost should it vary more than ten percent
                    (10%) from the original estimate;

           (iv) Any information required for banks or other entities providing construction funding for the project being constructed; and

            (v)     Additional information that SMGC may
                    reasonably request concerning construction activities that are ongoing.

                     (c)  System Developmental Reports.  Subject

               to Section 3.5 below, within forty-five (45) Days

               following the last Day of each calendar quarter.

               Manager shall submit to the owners of SMGC a

               report of progress on the development of

               additional investment opportunities relating to

               the System and the focus of the development

               efforts moving forward.

                    (d)  Additional Reports.  Manager shall

               provide to the owners of SMGC all information

               concerning the operation of the System which is

               necessary to allow the owners of SMGC to prepare

               and submit, on a timely basis, all reports,

               statements and other information required to be

               furnished by SMGC to any lender pursuant to any

               agreement, note or contract.  Such requirements of

               SMGC may include, without limitation, audited and

               unaudited financial statements, opinions of

               independent public accountants, certificates of

               the officers of the Manager and/or monthly

               operating reports and cash flow reports.  Manager

               shall also provide to the owners of SMGC such

               additional information as may be reasonably

               requested by SMGC, or the owners of SMGC.

                    (e)  Reports of Non-Routine Occurrences.

               Manager shall report to the owners of SMGC all

               non-routine occurrences that Manager determines

               may have a material adverse impact upon the

               operation of the System as soon as practicable

               after such occurrences.  Manager shall promptly

               prepare a follow-up report for the owners of SMGC

               detailing as appropriate Manager's response to

               each non-routine occurrence.

                2.4 Relationship with SMGC.  In performing its

responsibilities under this Agreement, Manager shall be an

independent contractor and not an employee of SMGC.  This

Agreement shall not and is not intended to create any partnership or joint venture relationship between SMGC and Manager.

                2.5 Manager's Obligation.  Manager agrees to

carry out its responsibilities and obligations under this

Agreement in accordance with sound workmanlike and prudent

practices of the natural gas distribution industry.  All

personnel engaged or directed by Manager to perform services under this Agreement (whether employees of SMGC or Manager,

consultants or independent contractors) shall be duly qualified and experienced to perform such services.  Manager shall ensure that its employees, and shall use commercially reasonable best efforts to ensure that SMGC's employees, consultants or

independent contractors, comply with all relevant laws, statutes,

ordinances, safety codes, regulations and rules of the

governmental authorities having jurisdiction over the same.

Subject to any applicable approval requirements set forth in

Section 2.2 above, Manager is authorized to execute on behalf of

SMGC all contracts, governmental filings and any other written documentation of any kind deemed necessary by Manager, in the performance of its obligations hereunder.

                2.6 Emergencies.  Notwithstanding any other

provision in this Agreement to the contrary, in case of

explosion, fire, flood, freezing, other sudden emergency, or any major interruption of the operation of the System, or any part thereof, the prior approval of SMGC shall not be required before

Manager shall be entitled to take such steps and incur such costs as, in Manager's reasonable opinion, are necessary to deal with such emergency or interruption.  Provided, however, that Manager shall, as promptly as possible, report such emergency or

interruption to SMGC.  Manager shall also make all required

reports regarding said emergency to the applicable federal,

state, and local governmental authorities having jurisdiction over the same.

               2.7  Personnel.  All personnel who are to be

located in Missouri in connection with the System or SMGC (other than consultants and independent contractors, or employees of

Manager temporarily assigned to the System) shall be the

employees of SMGC and not of Manager.  All personnel retained as consultants and independent contractors in connection with the

System or SMGC, shall be retained on behalf of SMGC.  Only such personnel who are located at Manager's principal place of

business in Tulsa, Oklahoma (including such personnel who are temporarily assigned by Manager to the System in Missouri) shall be employees of Manager.

                2.8 Meetings.  The Manager shall be responsible

for coordinating the following meetings of the owners of SMGC.

Manager shall provide all owners of SMGC at least ten (10) Days'

prior notice of any meetings.  These meetings are:

                    First Quarter Meeting.  The first quarter

               meeting will generally take place during the month

               of March.  The previous year end financial

               results, audit reports and other items necessary

               to meet any annual meeting requirements will be

               presented at such meeting.

                    Second Quarter Meeting.  The second quarter

               meeting will generally take place during early

               summer and may include a field visit of any

               construction activities on-going.  Year to date

               financial information will be reviewed at this

               meeting and field visits made if requested by

               SMGC.

                    Third Quarter Meeting.  The third quarter

               meeting will generally take place in September.

               Year to date financial results will be reviewed at

               this meeting.  The Manager will also present a

               proposed Operating Budget for the following

               calendar year which will include projected capital

               expenditures for such following year (except for

               capital expenditures contained in any Expansion

               Budget).  Such budget shall be subject to the

               review and approval procedures set forth in

               Article III.

                    Fourth Quarter Meeting.  The fourth quarter

               meeting will generally take place in mid-November

               or early December. Year to date financial results

               as well as projected year end results will be

               reviewed at this meeting.

Any owner of SMGC shall have the right to call a meeting with the

Manager and to establish the agenda items for that meeting.  Any such owner shall provide Manager and the other owners of SMGC with at least ten (10) days prior notice of such meeting and the agenda to be presented at such meeting.

                2.9 Other Activities.  Subject to any provision

of this Agreement which specifically provides to the contrary,

this Agreement shall not restrict in any way the rights of SMGC or Manager to engage in other businesses or activities; provided,

however, Manager shall not engage in activities in direct

competition with the System, unless Manager is permitted to

engage in such activities pursuant to Section 13.7 of the

Partnership Agreement.

                           ARTICLE III

              BUDGETS, APPROVALS AND AUTHORIZATIONS

                3.1 Budgets.  The initial construction budget for

the Phase I construction of the System shall be as set forth in

Exhibit "B" attached to this Agreement.  The Operating Budget

(including the manpower plan for the System) for calendar year

1996 shall be as set forth in Exhibit "C" attached to this

Agreement.  The Operating Budget from the commencement of this

Agreement through the end of calendar year 1995 (the "Initial

Period") shall be the Operating Budget for 1996 multiplied by a fraction, the numerator of which shall be the number of months during the Initial Period and the denominator of which shall be twelve (12).  No further approvals shall be required of SMGC with respect to such initial construction budget or such Operating

Budgets.

               On or before the third quarter meeting to be held

in calendar year 1996, and on or before the third quarter meeting to be held in each year thereafter during the term hereof as set forth in Section 2.8 hereof, Manager shall prepare and submit to the owners of SMGC an Operating Budget for the next succeeding calendar year (the "Operating Budget").  The Operating Budget submitted by Manager to the owners of SMGC shall set forth the costs and expenditures for each month during such calendar year estimated to be incurred under this Agreement.  The Operating

Budget shall include such supporting documentation and data as reasonably requested by SMGC.  Such Operating Budget shall

include a separate "Capital" section which shall set forth

estimates of all capital and construction projects planned for such calendar year, except for construction projects for the expansion of the System into new service areas (i.e., towns,

cities, or counties where SMGC has not previously provided

natural gas service) which expansions are addressed in Section

3.5 below.  All gas supply costs, transportation costs and any other costs to be included in SMGC's purchased gas adjustment clause authorized by the Missouri Public Service Commission shall not be part of the Operating Budget.

                3.2 Approval of Budgets.

                     (a)    Authorization.  Manager and SMGC

               shall use their good faith efforts to reach

               agreement on the Operating Budget for the ensuing

               calendar year at the third quarter meeting at

               which such Operating Budget is presented by

               Manager under Section 2.8 above. If Manager and

               SMGC are unable to reach agreement on such

               Operating Budget at such meeting, within ten (10)

               days following the conclusion of such meeting SMGC

               shall submit to Manager, with a copy to all owners

               of SMGC, a revised Operating Budget for such

               ensuing year that SMGC is willing to accept.

               Following Manager's receipt of such revised

               Operating Budget, SMGC and Manager shall continue

               to use their good faith efforts to reach agreement

               on the Operating Budget for such ensuing calendar

               year.  If SMGC and Manager are unable to reach

               agreement on such Operating Budget by December 1st

               prior to the commencement of the calendar year in

               which such Operating Budget is to be effective,

               the Default Budget shall be deemed to be the

               agreed upon Operating Budget for such ensuing

               calendar year until such time as the parties

               otherwise agree upon an Operating Budget for such

               year or such Operating Budget is established by an

               order of an arbitrator pursuant to the provisions

               of Article XI.  The Default Budget shall mean the

               greater of 1) the Operating Budget in effect for

               the calendar year immediately preceding the

               calendar year for which the parties are unable to

               reach agreement on an Operating Budget or 2) the

               Operating Budget set forth on Exhibit "C" attached

               hereto (provided, however, the "Capital" portion

               of each Operating Budget specified in 1) or 2)

               above shall be excluded from such Operating

               Budgets); plus a capital amount of $250,000 to be

               utilized for capital expenditures relating to the

               System.  Notwithstanding the language of the

               preceding sentence the following shall apply: 1)

               the General and Administrative Fee under Section

               5.1 below to be included in the Default Budget for

               any year shall, unless the parties have otherwise

               agreed upon such Fee, be the Default General and

               Administrative Fee for such year and 2) each time,

               and at such time as, an expansion under Section

               3.5 is approved by SMGC, the Operating Budget set

               forth in Exhibit C shall be modified to reflect

               the changed non-"Capital" costs and expenses

               anticipated to such Operating Budget by reason of

               such expansion.

                     (b)    Arbitration.  If the parties are

               unable to reach agreement on an Operating Budget

               by December 1st of the year preceding the year in

               which such Operating Budget is to apply, the

               parties shall resolve such disagreement by

               arbitration pursuant to the provisions of Article

               XI below.  If the parties are able to reach

               agreement on some but not all portions of any

               Operating Budget, only those portions of the

               Operating Budget which the parties are unable to

               reach agreement on shall be submitted to

               arbitration.

                     (c)    Limitations of Expenditures.  Without

               the prior written consent of SMGC, Manager shall

               not exceed the Operating Budget for any calendar

               year by an amount in excess of ten percent (10%)

               for any specific category, or by an amount in

               excess of five percent (5%) in the aggregate, of

               such Operating Budget, except as specified in

               Sections 3.3 or 3.4 below.

                3.3  Adjusted Operating Budget.  If, during the

period covered by an Operating Budget, Manager determines that an adjustment to the estimated costs set forth in the Operating

Budget is necessary or appropriate, then Manager shall submit to

SMGC, with a copy to the owners of SMGC, for approval an adjusted budget ("Adjusted Operating Budget") setting forth such

adjustments as Manager considers are necessary or appropriate.

Within thirty (30) Days following SMGC's receipt of Manager's proposed Adjusted Operating Budget, SMGC shall either approve such budget by written notice to Manager or submit to Manager a revised budget, in each case with a copy to the owners of SMGC.

SMGC's failure to submit to Manager a revised budget within such thirty (30) Day period shall constitute its approval of the

Adjusted Operating Budget submitted by Manager.  If SMGC submits a revised budget, Manager shall have ten (10) Days from its

receipt of such revised budget to elect in writing to either accept or reject it.  Manager's failure to provide written notice of acceptance of such revised budget to SMGC within such ten (10)

Day period shall constitute an approval of such revised budget.

If Manager rejects such revised budget, the matter shall be

resolved pursuant to the provisions of Article XI below.

                3.4  Emergency/Required Expenditures.  In the

event of, or given reasonable anticipation of, any force majeure

(as defined in Article VIII below) or other occurrence or

condition which might threaten life or property or render all or any part of the System incapable of continuous operation, or if required in order to prevent a material default under any

contract of SMGC or of Manager (entered into in the performance of its duties under this Agreement), to comply with an order of a governmental authority with jurisdiction over the System, or to maintain the operational integrity of the System, Manager shall take such steps and incur such reasonable expenses and reasonable costs as in its reasonable opinion are required to deal with each such emergency or requirement.  Manager shall report the

particulars of any such emergency or requirement to SMGC in

writing as promptly as possible.  If the emergency or requirement causes Manager to incur expenses in excess of the expenditure limitations set forth in Section 3.2(b) above, Manager's report shall also include the particulars of such expenses.

                3.5  Expansions.

                     (a)    Identification.  In the event Manager

               identifies a possible expansion of the System into

               a town, city, or county not then being served by

               the System, which Manager believes can be

               profitably achieved it shall upon not less than

               ten (10) Days' notice call a meeting of the owners

               of SMGC.  At such meeting, Manager shall present

               to the owners of SMGC a written proposal of such

               expansion, which proposal shall include a detailed

               description of such proposed expansion, together

               with a detailed cost estimate of such expansion

               ("Expansion Budget").

                     (b) Response.

                      (i)     Within thirty (30) Days following

                              the conclusion of any meeting

                              specified under (a) above involving

                              a proposed expansion having an

                              estimated cost of Two Million

                              Dollars ($2,000,000) or less, SMGC

                              shall provide its written notice to

                              Manager that it either approves or

                              disapproves such expansion

                              proposal.  SMGC's failure to submit

                              to Manager its written approval of

                              such expansion proposal within such

                              thirty (30) Day period, shall be

                              deemed SMGC's rejection of such

                              proposal.

                     (ii)     Within sixty (60) Days following

                              the conclusion of any meeting

                              specified under (a) above involving

                              a proposed expansion having an

                              estimated cost in excess of Two

                              Million Dollars ($2,000,000), SMGC

                              shall provide its written notice to

                              Manager that it either approves or

                              disapproves such expansion

                              proposal.  SMGC's failure to submit

                              to Manager its written approval of

                              such expansion proposal within such

                              sixty (60) Day period, shall be

                              deemed SMGC's rejection of such

                              proposal.

                     (c)      Approval.  If SMGC approves an

               expansion proposal within the applicable time

               period set forth in (b) above, Manager shall

               proceed with such expansion on behalf of SMGC

               under this Agreement.  In such event Manager shall

               not exceed the Expansion Budget by an amount in

               excess of ten percent (10%) in the aggregate of

               such budget, without the prior written consent of

               SMGC.

                     (d)      Rejection.  If SMGC rejects or is

               deemed to have rejected an expansion proposal

               under Section 3.5(b) above, Manager shall not

               pursue the expansion specified in such expansion

               proposal.  Provided, however, subject to the

               provisions of Section 13.7 of the Partnership

               Agreement, Manager shall be permitted to pursue

               such expansion for its own account, either by

               itself or in concert with other Persons.

                     (e)      During the period from the

               Effective Date until the date of execution of the

               Partnership Agreement, any proposed expansion

               under this Section 3.5 shall be subject to the

               provisions of Section 13.7 of the Partnership

               Agreement (as if such Partnership Agreement were

               then in effect).

                            ARTICLE IV

             OPERATING ACCOUNT; DEPOSITS AND PAYMENTS

                4.1  Operating Account.  Manager will establish

and maintain a separate bank account in the name of SMGC with a financial institution designated by SMGC ("Operating Account").

                4.2  Deposits into the Operating Account.

                     (a)      Proceeds.  From and after the

               Effective Date, Manager shall deposit into the

               Operating Account (i) all proceeds (including,

               without limitation, all sales proceeds, interest

               income, insurance proceeds, settlements, proceeds

               from condemnation or other taking, and refinancing

               proceeds) received by Manager on behalf of SMGC

               derived from the operation of the System or of

               SMGC and (ii) any monies received by Manager from

               SMGC under Section 4.2(b) below.

                     (b)      Payments by SMGC.  From and after

               the Effective Date, SMGC shall pay to Manager for

               deposit into the Operating Account the following

               amounts:

                          (i)Payments by SMGC for Costs under

                     the Operating Budget and any Expansion

                     Budget.  If necessary, within ten Days of

                     the end of each calendar month, Manager

                     shall invoice SMGC, with backup

                     documentation sufficient to support such

                     invoice, for the amount necessary to cause

                     the balance in the Operating Account to be

                     sufficient to pay all costs incurred under

                     the Operating Budget and any Expansion

                     Budget which Manager anticipates will

                     require payment in the next succeeding

                     month.  If invoiced, SMGC shall pay the

                     invoiced amount within five (5) Days of

                     receipt of the invoice.  In addition, if,

                     during any calendar month, Manager

                     determines that the sums available in the

                     Operating Account will be insufficient to

                     timely pay all amounts owed or incurred in

                     accordance with this Agreement during such

                     month, then the Manager shall notify SMGC,

                     in writing, of such circumstance and the

                     amount required to maintain a balance

                     sufficient to pay such amounts.  SMGC shall,

                     within five (5) Days following its receipt

                     of such notice, remit to Manager such sums

                     as stated in Manager's notice.

                         (ii)Payment by SMGC of Manager's

                     Construction Fee.  Within five (5) Days of

                     SMGC's receipt of an invoice, with backup

                     documentation sufficient to support such

                     invoice, from Manager for any construction

                     fee determined under Section 5.2  SMGC shall

                     pay the amount of such fee specified on such

                     invoice into the Operating Account; provided

                     that such payment shall not be required if

                     SMGC has made any payment required under

                     Section 4.2(b)(i) for such month and

                     sufficient amounts are in the Operating

                     Account to provide for the amounts to be

                     paid to Manager in accordance with Section

                     4.3 below.

                        (iii)Payment by SMGC of Incentive Fee

                     for Oversight of Ongoing Operations.  Within

                     five (5) days of SMGC's receipt of an

                     invoice, with backup documentation

                     sufficient to support such invoice, from

                     Manager for the incentive fee for ongoing

                     operations determined under Section 5.3,

                     SMGC shall pay the amount of such fee

                     specified on such invoice into the Operating

                     Account; provided that such payment shall

                     not be required if SMGC has made any payment

                     required under Section 4.2(b)(i) for such

                     month and sufficient amounts are in the

                     Operating Account to provide for the amounts

                     to be paid to Manager in accordance with

                     Section 4.3 below.

                4.3  Charges to the Operating Account by Manager.

On or after the Effective Date of this Agreement, and on or after the first Day of each calendar month thereafter, Manager may charge the Operating Account all amounts to be paid or reimbursed to Manager under Article V of this Agreement.

                4.4  Distribution.  Manager shall, with each

monthly operating report submitted under Section 2.3(a) of this

Agreement, distribute to SMGC from the Operating Account the amount in such account, if any, which is in excess of the amount necessary to pay all costs incurred under the Operating Budget and any Expansion Budget which Manager anticipates will require payment in the following month plus any cash reserves provided for in the Operating Budget or otherwise approved by SMGC.

Manager's obligation to make any such distribution to SMGC is subject to SMGC having made all of its required payment and

funding obligations which are then due under this Agreement.

                4.5  Limitations.  Except where the result of

Manager's gross negligence or willful misconduct (including a willful breach of this Agreement by Manager), Manager shall not be liable for, nor shall Manager have any liability or

responsibility to pay or discharge any debts, obligations, costs,

taxes or any other expenses incurred, arising or in any way

related to the System or SMGC, including the operation thereof,

by Manager from its own funds or accounts, it being agreed that all such debts, costs, obligations and expenses are, and shall remain, the responsibility of SMGC and are to be paid from funds received into the Operating Account from or on behalf of SMGC.

SMGC shall indemnify Manager against, and hold Manager harmless from, all such debts, obligations, costs, taxes and other

expenses, including reasonable attorneys' fees, court costs and any and all other loss or liability in connection therewith.

                4.6  Statement of Account.  Manager shall include

in the operating reports required by Section 2.3(a) of this

Agreement a statement showing all payments into, all payments and distributions from and the balance remaining in the Operating

Account at the end of the applicable reporting period.

                            ARTICLE V

                       PAYMENTS TO MANAGER

               5.1   General and Administrative Fee.  SMGC shall

pay to Manager each month the "General and Administrative Fee" to compensate Manager for a portion of its "General and

Administrative Costs" in performing the day to day management of

SMGC.  Such General and Administrative Fee does not compensate

Manager for its "General and Administrative Costs" i) in

performing the management of any construction projects approved by SMGC under Section 3.5, for which Manager will receive

compensation as determined under Section 5.2 below or ii) in performing System development activities, for which Manager will receive compensation as determined under Section 5.5 below.

                     (a)      The "General and Administrative

               Costs" of Manager shall be the general and

               administrative costs of the principal business

               location of Manager, such principal business

               location currently being at Tulsa, Oklahoma.

               These general and administrative costs of the

               principal business location shall be general and

               administrative salaries of employees of Manager at

               the principal business location, employees

               pensions and benefits and payroll taxes of such

               employees, office supplies and expenses at the

               principal business location of such employees,

               personal injuries and physical damages at or to

               the principal business location, rents and

               depreciation of office furniture and equipment at

               the principal business location, and amortization

               of office leaseholds and maintenance of general

               plant at the principal business location.

                     (b)      The parties agree that the General

               and Administrative Fee shall initially be $25,000

               per month (the "Initial General and Administrative

               Fee").

                     (c)      The General and Administrative Fee

               shall be agreed upon by the parties each year and,

               subject to the provisions of subsection (e) below,

               shall be included in the Operating Budget.  If the

               parties are unable to agree upon the General and

               Administrative Fee for any year, the General and

               Administrative Fee for such year shall be the

               "Default General and Administrative Fee."

                     (d)      The "Default General and

               Administrative Fee" for any year shall equal the

               product of the Initial General and Administrative

               Fee multiplied by a fraction, the numerator of

               which shall be the Index for the most recent month

               for which the Index is available, and the

               denominator of which shall be the Index for the

               month of October, 1995.  In no event, however,

               shall the Default General and Administrative Fee

               ever be less than the Initial General and

               Administrative Fee.  For the purposes of the

               foregoing, the Index shall be the Consumer Price

               index for all Urban Customers (CPI-U) as published

               by the U.S. Department of Labor, Bureau of Labor

               Statistics.  If the Index is subsequently

               converted to a different standard reference base

               or otherwise revised, the determination of the

               Default General and Administrative Fee shall be

               made by using the conversion factor, formula or

               table for converting the Index as published by the

               Bureau of Labor Statistics, or in its absence, by

               using the conversion factor, formula or table as

               published by any nationally recognized publisher

               of similar statistical information.  If the Index

               ceases to be published, then for purposes of the

               determination of the Default General and

               Administrative Fee, there shall be substituted for

               it any other index that Manager and SMGC shall

               agree upon.  If the parties are unable to agree

               upon a substitute index within 90 days after the

               Index ceases to be published, the matter shall be

               determined by arbitration in accordance with

               Article XI of the Agreement.

                     (e)      During any period in which any

               construction project(s) are occurring on or in

               connection with the System, the General and

               Administrative Fee of Manager paid during any such

               period shall be allocated between such

               construction project(s) and the other activities

               with respect to the System occurring during such

               period, as appropriate.

                     (f)      In the event an employee of

               Manager, who otherwise is normally employed at the

               principal business location of Manager, is

               assigned to work at a different location for a

               period in excess of two (2) weeks in connection

               with work for the System or SMGC, all costs and

               expenses of such employee (including without

               limitation salary, personal expenses, benefits,

               etc.) shall, to the extent authorized or approved

               under Article III above, be charged to SMGC in

               accordance with Section 5.4 below during the

               period such employee is assigned to work at a

               different location then Manager's principal

               business location.

               5.2   Construction Fee.  For any construction

project approved by SMGC pursuant to Section 3.5 above, SMGC shall pay to Manager a mutually acceptable construction

management fee, which fee shall be agreed upon at the time of approval of such project by SMGC.  Any fee payable under this

Section 5.2 shall be in addition to, and not in lieu of, any other amounts to be paid to Manager under this Agreement.

                     (a)      Initial Phase I Construction.  The

               construction management fee to be paid to Manager

               for the construction of the System as set forth in

               the Phase I Implementation Plan dated March 17,

               1995 (the "Plan") shall consist of the following:

                          (i)A fee of $25,000 per month to

                     compensate Manager for a portion of its

                     "General and Administrative Costs" (as

                     defined in Section 5.1 above) in performing

                     the construction management of the System as

                     set forth in the Plan.

                         (ii)Subject to the other provisions of

                     this Section 5.2(a)(ii), an incentive fee of

                     Three Hundred Thousand Dollars ($300,000)

                     for construction management of the main

                     trunk pipeline specified in the Plan which

                     shall be payable at the startup of mainline

                     operations; provided, however, that payment

                     of this fee shall not cause the actual cost

                     of the mainline to exceed the projected cost

                     included in the Plan.  If necessary, this

                     fee will be reduced to an amount so as not

                     to cause the actual mainline construction

                     costs to exceed such projected cost.  A copy

                     of such projected cost of the mainline is

                     attached as Exhibit "D".

                        (iii)Subject to the other provisions of

                     this Section 5.2(a)(iii), an incentive fee

                     of Three Hundred Thousand Dollars ($300,000)

                     for construction management of the

                     distribution systems specified in the Plan,

                     as contemplated by such Plan, shall be paid

                     in two increments.  The first portion of

                     such fee shall be One Hundred Forty Thousand

                     Dollars ($140,000) and shall be paid in

                     increments of Twenty Thousand Dollars

                     ($20,000), with each such Twenty Thousand

                     Dollar ($20,000) increment payable to

                     Manager at the time the distribution system

                     to one of the seven (7) communities

                     specified in the Plan commences operations.

                     The second portion of such fee shall be One

                     Hundred Sixty Thousand Dollars ($160,000)

                     and shall be paid at the discretion of SMGC

                     as hereinafter determined.  At any point in

                     time following the connection of five

                     thousand (5,000) customers to the System

                     Manager may request payment of such amount.

                     Manager may not make such request, however,

                     until such time as the merger contemplated

                     in Section 7.2 occurs.  Upon receipt of such

                     request SMGC shall submit such request to

                     its limited partners for approval.  If the

                     limited partner(s) holding a majority of the

                     limited partnership units which are

                     permitted to vote on such matter, determine

                     in the sole discretion of such limited

                     partner(s) that Manager has satisfactorily

                     performed the construction management of the

                     distribution systems specified by the Plan,

                     taking into consideration the management,

                     progress and cost of such distribution

                     systems, then SMGC shall pay to Manager the

                     $160,000 incentive fee.

                     (b)      Subsequent Construction Projects.

               Any expansion proposal submitted by Manager for a

               construction project under Section 3.5 above,

               shall include Manager's proposed construction

               management fee for such project.  Such proposed

               fee shall include both i) a monthly fee to

               compensate Manager for a portion of its "General

               and Administrative Costs" (as defined in Section

               5.1 above) in performing the construction

               management of the proposed construction project

               and ii) incentive fees for the management of the

               proposed construction project.  The approval of

               any expansion proposal under Section 3.5, shall

               include an agreement upon the construction

               management fee to be paid Manager in conjunction

               with the construction project which is the subject

               of such proposal.

               5.3   Incentive Fee for Oversight of Ongoing

Operations.

                     (a) If for any calendar year the Return (as

               hereinafter defined) for such year exceeds the

               Return for such year as set forth in Table 1 below

               (the "Base Return"), SMGC shall pay to Manager an

               incentive fee equal to the sum of the following:

                              (i)  Twenty percent (20%) of the

                        product of a) the number of basis points

                        by which the Return exceeds the Base

                        Return, not to exceed one hundred basis

                        points, times b) the Net Income (as

                        hereinafter defined) for such year; plus

                              (ii)  Twenty five percent (25%) of

                        the product of a) the number of basis

                        points (in excess of 100 basis points)

                        by which the Return exceeds the Base

                        Return, not to exceed two hundred basis

                        points, times b) the Net Income for such

                        year; plus

                              (iii) Thirty percent (30%) of the

                        product of a) the number of basis points

                        (in excess of 200 basis points) by which

                        the Return exceeds the Base Return,

                        times b) the Net Income for such year.

                             Table 1

       Year          1996  1997  1998  1999  2000   2001 and beyond
       Base Return     3%    6%   10%   12%   14%   to be mutually
                                                    agreed upon

               For purposes of the calculations to be made under

               this Section 5.3(a), each one (1) basis point

               shall equal .0001.  Any fee payable under this

               Section 5.3 shall be in addition to, and not in

               lieu of, any other amounts to be paid to Manager

               under this Agreement.  The total incentive fee to

               be paid under this Section 5.3 shall not exceed

               seventy-five thousand dollars ($75,000) per year

               when averaged over a three (3) consecutive year

               period.

               (b)  For purposes of this Section 5.3, the

          following definitions shall apply:

                    (i)   "Return" shall mean for any calendar

               year a percentage (to be calculated to three

               places to the right of the decimal point) which

               shall be determined by dividing the Net Income (as

               hereinafter defined) for such year by the Owner

               Equity (as hereinafter defined) for such year.

                    (ii)  "Net Income" shall mean for any

               calendar year, (x) the total gross revenues of

               SMGC from all sources for such year, minus (y) the

               Expenses (as hereinafter defined) for such year.

                    (iii)"Expenses" for any calendar year shall

               mean all costs incurred by SMGC during such year

               (including book depreciation as determined in

               accordance with MPSC guidelines, any interest

               expenses and imputed income taxes or other taxes

               based on income of SMGC) which are expensed (i.e.,

               not capitalized).  For purposes of the foregoing,

               imputed income taxes means the income taxes that

               would have been paid had SMGC been a corporation

               domiciled in Missouri.

                    (iv)  "Owner Equity" shall mean for any

               calendar year the arithmetic average of the equity

               investment in SMGC (expressed in dollars) on the

               first and last day of such year.  For purposes of

               the foregoing, such equity investment shall be

               determined insofar as possible as if (i) SMGC were

               a corporation domiciled in Missouri, and ii) the

               interests of the partners in SMGC were stockholder

               interests in such corporation.

          5.4  Manager Direct Charges Incurred in Connection with

the System or SMGC.  Subject to the limitations hereinafter

prescribed in this Section 5.4 and to the extent authorized or approved under Article III above, Manager shall charge SMGC, and

SMGC shall pay for all direct costs and expenditures reasonably incurred by Manager in connection with the planning, design,

construction, testing, administration, accounting, operation,

maintenance, upkeep, repair, expansion and abandonment of the

System and SMGC, (to the extent such costs and expenditures are not paid directly by SMGC), including the following items:

               (1)  Rentals:  All rentals paid by Manager.

               (2)  Labor and Personal Expenses:

                    (a)  Salaries, wages and personal expenses of

               Manager's and its Affiliates' employees directly

               engaged in connection with the System, and in

               addition, the portion reasonably allocable to the

               System of the amounts paid as salaries, wages and

               personal expenses of others temporarily employed

               in connection therewith.  As used herein, the term

               "personal expense" shall mean travel, hotel,

               transportation, meals and other usual out-of-

               pocket expenditures incurred by employees in the

               performance of their duties and for which such

               employees are reimbursed.

                    (b)  The cost of holiday, vacation, sickness

               and other fringe benefits and customary allowances

               applicable to the salaries, wages and personal

               expenses chargeable under Section 5.4(2)(a) above.

               The cost of plans for employees' group life

               insurance, hospitalization, disability, pension,

               retirement, savings, thrift, bonus, and other

               benefit plans, applicable to labor costs which are

               chargeable under Section 5.4(2)(a) hereto.

                    (c)  Costs, expenses or contributions made

               pursuant to assessments imposed by governmental

               authority which are applicable to labor costs as

               provided under Section 5.4(2)(a) and (b) hereto.

                    (d)  The costs set forth in Section 5.4(2)(a)

               through (c) above for Manager's employees who are

               included within the General and Administrative Fee

               under Section 5.1 above shall not be recovered

               under this Section 5.4; provided, however, the

               "personal expenses" (as defined in Section

               5.4(2)(a) above) of such employees shall be

               recovered under this Section 5.4.

               (3)  Material, equipment and supplies purchased or

          furnished by Manager for use on the System or by SMGC,

          which shall be charged at Manager's cost.

               (4)  Transportation of employees, equipment,

          materials and supplies incurred in connection with the

          System or SMGC.

               (5)  Services furnished by Persons other than

          Manager shall be charged based on:

                    (a)  The actual cost paid by Manager to a

               Person for contract services and equipment.

                    (b)  The salaries, wages and personal

               expenses of professional consultant services and

               contract services of technical personnel directly

               employed, temporarily or permanently.

                    (c)  The actual cost paid by Manager for

               utilities.

               (6)  All costs or expenses necessary to replace or

          repair System or SMGC property made necessary because

          of damages or losses incurred by fire, flood, storm,

          theft, accident or any other cause not controllable by

          Manager through the exercise of reasonable diligence.

               (7)  All costs and expenses of investigations,

          audits, proceedings, claims, demands or causes of

          action arising in connection with the System or SMGC,

          including without limitation reasonable attorney fees

          and expenses, together with any judgments paid or

          amounts paid in settlement or satisfaction of any of

          the foregoing, and the actual expenses incurred by

          Manager in securing evidence for the purpose of

          defending against any such action or claim.

               (8)  All taxes, less any credits received, of

          every kind and nature assessed or levied upon or in

          connection with the System or the operation thereof, or

          SMGC, including charges for late payment arising from

          extensions of the time for filing.

               (9)  Insurance:  All premiums paid and expenses

          incurred for insurance carried under the Agreement or

          for the benefit of the System or SMGC.


              (10)  All costs incurred in connection with the

          System or SMGC as a result of or in compliance with

          governmental or regulatory requirements, including

          without limitation those relating to utility regulation

          as well as environmental, health or safety

          considerations applicable to the System or SMGC.  Such

          costs may include, but are not limited to, disposal of

          wastes, surveys of an ecological or archaeological

          nature and pollution prevention or control as required

          by applicable legal requirements.


              (11)  All costs incurred for abandonment and

          reclamation of the System, including costs required by

          governmental or other regulatory authority.


              (12)  All costs of acquiring, leasing, installing,

          operating, repairing and maintaining communication

          systems, including radio and microwave facilities, for

          the operation of the System or SMGC.


              (13)  All land right acquisition costs, including

          those for rights-of-way, surface leases, permits, fee

          purchases, etc.

          5.5  Development Activities.  SMGC shall pay to Manager

each month an initial fee of $5,000 per month to compensate

Manager for development activities undertaken by Manager in an effort to expand the System.  Such initial fee shall be paid until the end of calendar year 1996.  The continuation of such fee, or any modification of such fee, beyond such period shall be subject to the inclusion of such amount in the Operating Budget in accordance with the approval process set forth in Section 3.2 above.

                            ARTICLE VI

                 INSURANCE, INDEMNITY, LITIGATION

           6.1 Insurance.  To the extent available, and to the

extent not otherwise obtained by SMGC, Manager shall obtain, and shall maintain in effect at least the minimum insurance coverages on the System, SMGC, and Manager as are specified in Section 6.2 below and any additional insurance required by SMGC applicable to the System, to protect the interests of Manager, SMGC and any lender of SMGC, if required by such lender.  Manager shall

maintain such insurance coverage until this Agreement is

terminated under Article IX below.

           6.2 Coverages.

               (a)  Minimum Insurance Coverages.

                           (i)     Worker's compensation

                     insurance as required by applicable law, and

                     Employer's Liability Insurance with limits

                     of $1,000,000 per occurrence.  The policies

                     shall be endorsed to include borrowed

                     servant, all states, voluntary compensation

                     and stop gap coverage endorsements.  The

                     worker's compensation insurance policy shall

                     contain a provision that the insurance

                     company shall have no right to recovery or

                     subrogation against Manager, SMGC or their

                     respective Affiliates, shareholders,

                     members, managers, partners, officers,

                     directors or employees.

                          (ii)     Commercial general liability

                     insurance with a combined single limit of

                     $1,000,000 per occurrence for bodily injury

                     and property damage, and including, without

                     limitation, the following specific

                     coverages:

                              (1)  Coverage for all premises

                         operations and work let or sublet (for

                         independent contractors).

                              (2)  Personal injury coverage.

                              (3)  Employees named as additional

                         insureds, with the fellow employee

                         exclusion deleted.

                              (4)  Broad form property damage

                         coverage, including completed

                         operations.

                              (5)  Coverage against blasting

                         damage, adjacent building collapse and

                         damage to underground utilities, where

                         applicable.

                              (6)  Blanket contractual liability

                         coverage against liability under

                         contracts entered into in connection

                         with the construction, operation,

                         maintenance or repair of the System, as

                         applicable.

                              (7)  Sudden and accidental

                         pollution liability coverage, as

                         applicable.

                              (8)  Exclusions for exemplary or

                         punitive damages to be deleted.

                         (iii)     Umbrella Liability with limits

                     of $5,000,000.

                         (iv) Automobile liability insurance

                     covering the use of all owned, non-owned and

                     hired automobiles with a combined single

                     limit of $1,000,000 per occurrence, as well

                     as automobile liability insurance provided

                     by contractors and subcontractors with a

                     combined single limit of $1,000,000 per

                     occurrence, for bodily injury and property

                     damage.

                         (v)  If Manager utilizes aircraft in the

                     performance of work, aircraft liability

                     insurance including owned, non-owned,

                     chartered or hired, fixed wing or rotary

                     aircraft with limits of at least $5,000,000

                     combined single limit bodily injury and

                     property damage.  Aircraft liability will

                     include contractual liability.  Hull

                     insurance will be provided on all owned

                     aircraft subject to the full replacement

                     value.  Non-owned, chartered or hired

                     aircraft will be insured for hull insurance

                     to the full replacement value by the owner.

                         (vi) Builder's risk insurance during the

                     course of any construction, as applicable.

                         (vii)     Manager shall use every

                     reasonable effort to have its contractors

                     and sub-contractors comply with applicable

                     Workers Compensation Laws, and carry such

                     insurances as Manager may deem necessary.

                      (b)     General Conditions.

                         (i)  All policies of insurance will

                     include endorsement providing that the

                     insurer will give thirty (30) Days' advance

                     written notice by certified mail to Manager

                     and SMGC in the event of cancellation,

                     material change in coverage or non-renewal.

                     Manager shall provide to the owners of SMGC,

                     certificates of insurance on all insurance

                     coverage obtained by Manager hereunder.

                         (ii) All policies of insurance shall be

                     endorsed to provide that the underwriter

                     shall have no rights of recovery or

                     subrogation against Manager, SMGC, or their

                     respective Affiliates, shareholders,

                     officers, directors, employees, managers,

                     members, partners, agents or insurance

                     underwriters.

                         (iii)     Manager shall never be held

                     responsible for the financial solvency of

                     any insurance carrier or for the inability

                     to obtain the coverages set forth.  Such

                     coverages and limits may change or be

                     unavailable from time to time and Manager

                     does not guarantee their continuance but

                     will use its best reasonable efforts to

                     provide such coverages and limits at

                     reasonable costs.

                6.3  SMGC Insurance.  SMGC shall have the right

to purchase, at its own cost, any insurance in addition to the insurance obtained by Manager under Section 6.1 above, for the sole and specific account of SMGC.  Manager shall provide any assistance required by SMGC to establish any claim made under

SMGC's specific insurance.

                6.4  Indemnity.  To the extent not satisfied by

insurance carried pursuant to this Article VI, SMGC shall

indemnify, defend and hold harmless Manager, and its Affiliates,

and their respective shareholders, officers, directors,

employees, managers, members, partners and agents (collectively

"Manager Personnel") from and against any and all claims,

damages, liabilities, demands, costs and expenses (including,

without limitation, attorneys' fees, court costs and interest)

arising out of or in connection with or as an incident to any act or omission (including, without limitation, those arising from the negligence of Manager or Manager Personnel) in the carrying out by Manager of its responsibilities under this Agreement; save and except such acts or omissions which are proven to constitute gross negligence or willful misconduct (including a willful

breach of this Agreement by Manager) of Manager or Manager

Personnel.

                6.5  Litigation.

                     (a) Litigation Decisions.  Any and all

               claims, damages or causes of action against SMGC

               or Manager in favor of anyone other than SMGC or

               in favor of any governmental entity arising out

               of, in connection with, or as an incident to

               Manager's performance under this Agreement

               (including, without limitation, the management of

               the construction, operation, maintenance or repair

               of the System) shall be settled or litigated and

               defended by SMGC or by Manager on behalf of SMGC.

               Manager shall not commence litigation on behalf of

               SMGC against third parties without the

               authorization of SMGC.

                     (b) Notice of Litigation.  Manager shall

               give SMGC, and the owners of SMGC, notice of any

               litigation against SMGC as soon as practicable

               after Manager receives notice of such litigation.

                6.6  Waiver of Claims.  SMGC hereby waives any

and all claims against Manager and Manager Personnel for damages resulting from Manager's or Manager Personnel's error or delay in carrying out, attempting to carry out, or failing to carry out its responsibilities under this Agreement, or any damages of any kind, including consequential damages, occurring during the

course of, or arising from, performance or failure to perform under this Agreement, unless such damages are proven to have resulted from the gross negligence or willful misconduct

(including a willful breach of this Agreement by Manager) of

Manager or Manager Personnel.

                           ARTICLE VII

                            ASSIGNMENT

                7.1  Assignment.  No party to this Agreement

shall assign any of its rights or obligations under this

Agreement without the prior written consent of the other.

                7.2  Merger.  The parties specifically

acknowledge and agree that it is contemplated SMGC will be merged into a partnership in which the partners in such partnership would include at a minimum Torch Energy Marketing, Inc., MCN

Corporation, and Tartan Management Company of Missouri, L.C., or

any of their respective successors.  In the event of such merger all references to SMGC in this Agreement shall be deemed to

include such partnership.

                           ARTICLE VIII

                          FORCE MAJEURE

                8.1  Force Majeure.  If by reason of force

majeure any party to this Agreement is rendered unable, wholly or in part, to perform or carry out its obligations under this

Agreement, other than to make payments when due, and if such party gives notice and reasonably full particulars of such force majeure in writing or by telecopy to the other within a

reasonable time after the occurrence of the cause relied on, the party giving such notice, so far as and to the extent that it is affected by such force majeure, shall not be liable during the continuance of any inability so caused.  The Party claiming force majeure shall use due diligence to remedy its nonperformance with all reasonable dispatch.

                8.2  Force Majeure Defined.  Without limitation,

force majeure shall include acts of God; acts of a public enemy;

fires, explosions, wars, earthquakes; storms or other inclement weather which necessitates extraordinary measures and expense to construct facilities and/or maintain operations; floods; extreme cold or freezing; washouts; necessity for compliance with any present or future court order or decision, law, regulation,

ruling or ordinance promulgated by any governmental authority having jurisdiction, either federal, state, local or military;

civil disturbances; strikes, lockouts or other industrial

disturbances; shutdowns for purposes of necessary repairs,

relocations, or construction of facilities; breakage of or

accident to machinery or lines of pipe; the necessity for testing

(as required by governmental authority or as deemed necessary by the Manager for safe operation); the necessity of making repairs or alterations to machinery or lines of pipe; failure to surface equipment or pipelines; inability of either party to obtain

necessary material, supplies, permits or labor to perform or comply with any obligation or condition of this Agreement;

inability to obtain or delays in obtaining rights-of-way; and any other causes, whether of the kind herein recited or not, which are not reasonably in the control of the party claiming

suspension.

                8.3  Strikes and Lockouts.  It is understood and

agreed that the settlement of strikes, lockouts or other

industrial disturbances shall be entirely within the discretion of the party having the difficulty and that the requirement of

Section 8.1 above that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of

strikes, lockouts or other industrial disturbances by acceding to the demands of an opposing party involved in such strike, lockout or other industrial disturbance, when such course is inadvisable in the discretion of the party having the difficulty.

                            ARTICLE IX

                       TERM AND TERMINATION

                9.1  Term and Termination.  This Agreement shall

take effect on the Effective Date, and shall remain in full force and effect until the first to occur of:

                     (a) SMGC and Manager having agreed in

               writing to terminate this Agreement; or

                     (b) Manager is removed or resigns pursuant

               to the other provision of this Article IX; or

                     (c) January 1, 2001; provided, however, this

               Agreement shall automatically extend for

               successive one (1) year periods, unless either

               party provides the other written notice of

               termination at least six (6) months prior to

               January 1, 2001, or any January 1st, thereafter.

                9.2  Removal of Manager.  SMGC shall be entitled

to remove Manager if any of the following events occur:

                     (a) Proceedings shall be commenced by or

               against Manager for relief under any bankruptcy or

               insolvency laws, or any law relating to the relief

               of debtors (unless such proceedings are the result

               of SMGC's failure to render payment to Manager as

               required in this Agreement); and, such proceeding

               (if involuntary) is not dismissed, nullified,

               stayed or otherwise rendered ineffective within

               sixty (60) Days after such proceedings shall have

               been commenced; or

                     (b) A final non-appealable order of a court

               having jurisdiction is entered appointing a

               receiver, liquidator, trustee or assignee in

               bankruptcy or insolvency for Manager's account or

               for the winding up or liquidation of Manager's

               affairs (unless such order is the result of SMGC's

               failure to render payment to Manager as required

               in this Agreement); and, such order (if the result

               of any involuntary proceed) remains in force and

               is undischarged or unstayed for a period of sixty

               (60) Days; or

                     (c) Manager shall make a general assignment

               of all of its assets for the benefit of its

               creditors; or

                     (d) Manager shall default in the performance

               of a substantial obligation under this Agreement

               and within fifteen (15) Days (or such shorter time

               which may be dictated as a result of any court

               order, rule or regulation) following receipt of

               written notice from SMGC of any such default,

               Manager does not commence reasonable actions

               necessary to remedy such default as soon as

               reasonably practical.

                     (e) Manager fully divests itself of its

               interest in SMGC (including any interest of

               Manager in any successor to SMGC, which successor

               may be by merger, or as otherwise permitted by

               this Agreement).

                     (f) If SMGC successfully removes Manager,

               Manager shall cooperate with SMGC to provide an

               orderly transition of the management of the System

               to SMGC.

                9.3  Resignation of Manager.  Manager may resign

if any of the following events occur:

                     (a) Proceedings shall be commenced by or

               against SMGC for relief under any bankruptcy or

               insolvency laws, or any law relating to the relief

               of debtors; and, such proceeding (if involuntary)

               is not dismissed, nullified, stayed or otherwise

               rendered ineffective within sixty (60) Days after

               such proceedings shall have been commenced; or

                     (b) A final non-appealable order of a court

               having jurisdiction is entered appointing a

               receiver, liquidator, trustee or assignee in

               bankruptcy or insolvency for SMGC's account or for

               the winding up or liquidation of SMGC's affairs;

               and, such order (if the result of any involuntary

               proceeding) remains in force and is undischarged

               or unstayed for a period of sixty (60) Days; or

                     (c) SMGC shall make a general assignment of

               all of its assets or of this Agreement for the

               benefit of its creditors; or

                     (d) SMGC dissolves, liquidates or terminates

               its corporate (or partnership, if applicable)

               existence (other than by reason of the merger

               contemplated in Section 7.2); or

                     (e) In any month during the term hereof, the

               Operating Account and any funds made available by

               SMGC are depleted (other than by reason of

               Manager's breach of this Agreement) such that said

               available funds are insufficient to pay when due

               all costs and expenses incurred in accordance with

               this Agreement, including, without limitation, the

               payment to Manager of amounts owed under Article V

               of this Agreement; provided Manager gives SMGC

               fifteen (15) Days prior written notice of its

               resignation.  If, prior to the expiration of the

               15th Day following SMGC's receipt of Manager's

               notice, SMGC provides the funds necessary to meet

               such current financial obligations, then such

               notice shall be of no further force or effect and

               Manager's notice of resignation shall be deemed

               withdrawn.

                9.4  Accounting and Liability.  If Manager is

removed or resigns pursuant to Sections 9.2 or 9.3, Manager

shall, as soon as reasonably practical, submit to SMGC a final accounting of its operations under this Agreement.  In such

event, at the request of SMGC, Manager shall cooperate in an audit and/or an inventory of all materials relating to the

System, which SMGC shall conduct or cause to be conducted.  SMGC shall reimburse Manager for all reasonable costs and expenses incurred by Manager in conjunction with the foregoing.  Manager shall deliver to SMGC all records, reports and data that are in its possession as the Manager.  Subject to the provisions of

Section 9.5, upon the termination of this Agreement Manager shall be released and discharged from all duties and obligations of

Manager under this Agreement.

                9.5  Effect.  Termination of this Agreement shall

not relieve any party of its obligation to pay amounts of money due hereunder which were due prior to such termination or become due as a result of such termination or as a result of actions taken prior to such termination, whether the resultant liability is known or unknown at the time of such termination.  In the event Section 9.2(f) is applicable, termination of the Agreement shall be deemed to occur at the time Manager turns over

management of the System to SMGC.

                            ARTICLE X

                             NOTICES

               10.1  Notices.  Any notice, request, instruction,

correspondence or other document to be given hereunder by any party (herein collectively called "Notice") shall be in writing and delivered in person or by courier service requiring

acknowledgement of receipt of delivery or mailed by certified mail, postage prepaid and return receipt requested, or by

telecopier, as follows:

                     If to the owners of SMGC:

                         MCN Corporation
                         500 Griswold Street
                         Detroit, Michigan 48226
                         Attention:  General Counsel
                         Telecopier No.:  (313) 965-0009

                         With a copy (which shall not constitute
notice to) to:

                              Citizens Gas and Fuel
                              127 North Main Street
                              Adrian, Michigan  47221
                              Attention:  Devere Elgas
                              Telecopier No.:  (517) 263-8510

                         Tartan Management Company of Missouri,
L.C.
                         8801 South Yale
                         Suite 385
                         Tulsa, Oklahoma  74137
                         Attention:  Tom M. Taylor
                         Telecopier No.:  (918) 493-7475

                         Torch Energy Marketing, Inc.
                         1221 Lamar, Suite 1600
                         Houston, Texas 77010-3039
                         Attention:  General Counsel
                         Telecopier No.:  (713) 655-1711

                     If to any other owner of SMGC, addressed to the applicable address provided by such owner in writing to the Manager.

                     If to Manager:

                         Tartan Management Company of Missouri,
L.C.
                         8801 South Yale
                         Suite 385
                         Tulsa, Oklahoma  74137
                         Attention:  Tom M. Taylor
                         Telecopier No.:  (918) 493-7475

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt.  Notice given by telecopier shall be confirmed by appropriate answer back and shall be

effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next business day after receipt if not received during the

recipient's normal business hours.  All Notices by telecopier shall be confirmed promptly after transmission in writing by certified mail or personal delivery.  All Notices by mail shall be deemed received on the fifth business day following the date on which the same is mailed.  Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

               10.2  Notices Prior to Execution of Partnership

Agreement.  During the period from the Effective Date until the date of execution of the Partnership Agreement, all information which is required hereunder to be sent to the owners of SMGC shall be sent to MCN Corporation and Torch Energy Marketing, Inc.

at their respective addresses set forth in Section 10.1 above.

                            ARTICLE XI

                        DISPUTE RESOLUTION

               11.1  Arbitration.  SMGC and Manager shall attempt

in good faith to resolve any controversy or claim arising from or relating to this Agreement promptly by negotiations.  On the request of either party, whether made before or after the

institution of any legal proceeding, any action, dispute, claim or controversy of any kind now existing or hereafter arising between SMGC and Manager in any way arising out of, pertaining to or in connection with this Agreement (a "Dispute") shall be

resolved by binding arbitration in accordance with the terms hereof.  Any party may, by summary proceedings, bring an action in court to compel arbitration of any Dispute.

               11.2  Rules of Arbitration.  Any arbitration shall

be administered by the American Arbitration Association (the

"AAA") in accordance with the terms of this Section 13.4, the

Commercial Arbitration Rules of the AAA, and, to the maximum extent applicable, the Federal Arbitration Act.  Judgment on any award rendered by an arbitrator may be entered in any court

having jurisdiction.

               11.3  Arbitrator.  Any arbitration shall be

conducted before one arbitrator.  The arbitrator shall be a

practicing attorney licensed to practice in the State of Missouri who is knowledgeable in the subject matter of the Dispute

selected by agreement between the parties hereto.  If the parties cannot agree on an arbitrator within thirty (30) Days after the request for an arbitration, then any party may request the AAA to select an arbitrator.  The arbitrator may engage consultants that the arbitrator deems necessary to render a conclusion in the arbitration proceeding.

               11.4  Arbitration Process.  To the maximum extent

practicable, an arbitration proceeding hereunder shall be

concluded within one hundred eighty (180) Days of the filing of the Dispute with the AAA.  Arbitration proceedings shall be

conducted in St. Louis, Missouri.  Arbitrators shall be empowered to impose sanctions and to take such other actions as the

arbitrators deem necessary to the same extent a judge could

impose sanctions or take such other actions pursuant to the

Federal Rules of civil Procedure and applicable law.  At the conclusion of any arbitration proceeding, the arbitrator shall make specific written findings of fact and conclusions of law.

The arbitrator shall have the power to award recovery of all costs and fees to the prevailing party.  Each party agrees to keep all Disputes and arbitration proceedings strictly

confidential except for disclosure of information required by applicable law.

               11.5  Fees.  All fees of the arbitrator and any

consultant engaged by the arbitrator, shall be paid by SMGC and

Manager equally unless otherwise awarded by the arbitrator.

                           ARTICLE XII

                          MISCELLANEOUS

               12.1  Waiver.  No waiver by Manager or SMGC of any

default by the other party in the performance of any provision,

condition or requirement in this Agreement shall be deemed to be a waiver of, or in any manner release the other party from,

performance of any other provision, condition or requirement herein, nor shall such waiver be deemed to be a waiver of, or in any manner a release of, the other party from future performance of the same provision, condition or requirement.

               12.2  Headings.  The headings contained in this

Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

               12.3  Regulation.  This Agreement and the

obligations of Manager and SMGC hereunder are subject to all applicable law, rules, orders and regulations of governmental authorities.

               12.4  Applicable Law.  This Agreement shall be

governed by and interpreted in accordance with the laws of the

State of Missouri, except that any conflict of laws rule of such jurisdiction which would require reference to the laws of some other jurisdiction shall be disregarded.

               12.5  Severability.  If and to the extent that any

court or governmental agency of competent jurisdiction holds any part or provision of this Agreement to be invalid or

unenforceable, the parties shall agree upon an equitable

adjustment of the provisions of this Agreement with a view toward effecting its purpose.  Such holding shall in no way affect the validity or effectiveness of the other provisions of this

Agreement, which shall remain in full force and effect.

               12.6  Remedies.  All rights and remedies under

this Agreement are cumulative and in addition to other rights or remedies under this Agreement or any applicable law.

               12.7  Exhibits.  Each exhibit referred to in this

Agreement is incorporated in this Agreement by reference.

               12.8  Entirety of Agreement.  Except to the extent

expressly contemplated herein, from and after the Effective Date,

this Agreement reflects the whole and entire agreement between

Manager and SMGC with respect to the subject matter hereof and supersedes all previous agreements and understandings between

Manager and SMGC.  This Agreement may be amended, restated or supplemented only by the written agreement between Manager and

SMGC.

               12.9  Special and Consequential Damages.

                     (a) In no event shall Manager or Manager

               Personnel be liable to SMGC, its Affiliates or

               their respective agents, officers, employees,

               representatives, invitees, or principals, partners

               and managers for any incidental, punitive,

               consequential, or special damages (including,

               without limitation, loss of profits and loss of

               business opportunities), arising out of, resulting

               from or relating in any way to this Agreement or

               activities or omissions or delays in connection

               therewith (including, without limitation, the

               performance (whether timely or not) or

               nonperformance of this Agreement) regardless of

               whether Manager, its Affiliates and/or others may

               be wholly, partially or solely negligent or

               otherwise at fault, and regardless of any defect

               in the System or the goods, equipment, or

               materials relating to the System.

                     (b) In no event shall SMGC, its Affiliates,

               and their respective shareholders, officers,

               directors, employees, managers, members, partners

               and agents be liable to Manager or Manager's

               Personnel for any incidental, punitive,

               consequential, or special damages (including,

               without limitation, loss of profits and loss of

               business opportunities), arising out of, resulting

               from or relating in any way to this Agreement or

               activities or omissions or delays in connection

               therewith (including, without limitation, the

               performance (whether timely or not) or

               nonperformance of this Agreement), regardless of

               whether SMGC, its Affiliates and/or others may be

               wholly, partially or solely negligent or otherwise

               at fault, and regardless of any defect in the

               System or the goods, equipment, or materials

               relating to the System.

               12.10     No Drafting Presumption.  No presumption

shall operate in favor of or against any party hereto as a result of any responsibility that any party may have had for drafting this Agreement.

               12.11     Third-Party Beneficiaries.  The

covenants and obligations of Manager and SMGC under this

Agreement are made for their express benefit, and except as

otherwise specifically set forth in this Agreement, no Person,

other than a Person which is a permitted successor or assign of

Manager or SMGC, is intended to have nor shall have the benefit of, or any right to seek enforcement or recovery under, any of such covenants or obligations.

               12.12     Claims of Manager and SMGC.  All claims

hereunder of Manager against SMGC shall be limited to the assets of SMGC, and, in the event of any such claims, Manager hereby waives any and all rights to proceed against any Affiliate of

SMGC.  Further, all claims hereunder of SMGC against Manager shall be limited to the assets of Manager, and SMGC hereby waives any and all rights to proceed against any Affiliate of Manager.

For purposes of this Section 12.12, the term "Affiliate" shall include the shareholders, officers, directors, members, managers and partners of Manager, SMGC and their respective Affiliates.

               12.13     Warranties.  Except as specifically set

forth in this Agreement, Manager does not warrant any material furnished hereunder by Manager beyond or back of the dealer's or manufacturer's guaranty; and in case of defective material,

credit shall not be passed to SMGC until adjustment has been received by Manager from the manufacturers or their agents.

               12.14     Adjustments and Audits.

                     (a) All invoices and statements rendered to

               SMGC by Manager under this Agreement during any

               calendar year shall conclusively be presumed to be

               true and correct after twenty-four (24) months

               following the end of any such calendar year,

               unless within the said twenty-four (24) month

               period SMGC takes written exception thereto and

               makes claim on Manager for adjustment.  No

               adjustment favorable to Manager shall be made

               unless it is made within the same prescribed

               period.  The provisions of this paragraph shall

               not prevent adjustments resulting from a physical

               inventory of the System.

                     (b) Upon at least three (3) days' notice to

               Manager, SMGC or any owner of SMGC (including any

               employee, agent or professional consultant

               designated by them) shall have the right at all

               reasonable times during usual business hours, at

               their sole expense, to visit and inspect any of

               the properties of the System and to audit and copy

               Manager's accounts and records relating to the

               System or SMGC (including an examination of the

               books and financial records of the System) for any

               calendar year within the twenty-four month period

               following the end of such calendar year; provided,

               however, the making of an audit shall not extend

               the time for the taking of written exception to,

               and the adjustment of, any invoices or statements

               hereunder.  Manager shall bear no portion of the

               audit cost incurred under this paragraph by SMGC,

               or any owner of SMGC, unless agreed to by Manager.

               The audits shall not be conducted more than once

               each calendar year without the prior approval of

               Manager, such approval not to be unreasonably

               withheld.  Accordingly, SMGC and the owners of

               SMGC shall coordinate any audits each may desire

               to undertake.  Manager shall reply in writing to

               an audit report within sixty (60) days after

               receipt of such report from SMGC, or any owner of

               SMGC.  In addition SMGC or any owner of SMGC shall

               have the right to discuss the affairs, and

               finances of the System or SMGC with the principal

               officers of Manager, and SMGC's independent public

               accountants, all at such reasonable times and as

               often as SMGC or any owner of SMGC may reasonably

               request.  Neither SMGC, nor any owner of SMGC

               shall have any duty to make any inspection or

               audit nor shall it incur any liability or

               obligation (except as set forth in this Section

               12.14) by reason of failing to make any such

               inspection or examination.

               12.15     Other Terms of Construction. Whenever

the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

               12.16     Security of Payment.  Notwithstanding

any provision of this Agreement to the contrary, SMGC's payment and funding obligations under this Agreement shall apply whether or not SMGC is authorized or able to recover payments made or to be made to Manager hereunder from its customers.

               12.17     Counterparts.  This Agreement is

executed in counterparts, each of which shall be deemed an

original, but all of which together shall constitute but one and the same instrument.

               12.18     Manager's Office.  Manager may select

the location of its office or offices to perform its obligations hereunder.


           [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]


               IN WITNESS WHEREOF, the Parties have entered into

this Agreement effective as of the Day first written above.

                                     MANAGER:

                                     TARTAN MANAGEMENT
                                     COMPANY OF MISSOURI,
                                     L.C.


                                     By:
                                         ___________________
                                     Name:
                                           _________________
                                     Title:
                                            ________________

                                     TARTAN ENERGY COMPANY
                                     OF MISSOURI, L.C.
                                     d/b/a SOUTHERN MISSOURI GAS
                                          COMPANY, L.C.


                                     By:
                                         ___________________
                                     Name:
                                           _________________
                                     Title:
                                            ________________